FORM 8-K

EXHIBIT 99.1

newsrelease

   CTS CORPORATION Elkhart, Indiana 46514 • (574) 293-7511

May 11, 2004

FOR RELEASE:  Immediately

CTS CLOSES ON $60 MILLION CONVERTIBLE
SENIOR SUBORDINATED NOTES OFFERING

Elkhart, IN…CTS Corporation (NYSE:CTS) today closed on its offering of $60 million of Convertible Senior Subordinated Notes due 2024 to "qualified institutional buyers" pursuant to Rule 144A under the Securities Act of 1933, as amended. CTS has granted the initial purchaser of the notes an option to purchase, by June 5, 2004, up to an additional $10 million aggregate principal amount of notes.

The notes are general unsecured senior subordinated obligations of CTS and bear interest at a rate of 2.125% per year. The notes are convertible, under certain circumstances, into CTS common stock, at the option of the holder, at a price of $15.00 per share, which is equivalent to an initial conversion rate of approximately 66.6667 shares per $1,000 principal amount of the notes. The conversion price represents a 36.24% premium over the closing price of CTS common stock on May 5, 2004.

Holders may require CTS to purchase for cash all or part of their notes on May 1, 2009, May 1, 2014 and May 1, 2019, or upon the occurrence of certain events, at 100% of the principal amount of the notes plus accrued and unpaid interest up to, but not including, the date of purchase. CTS may redeem for cash all or a portion of the notes at any time on or after May 1, 2009, at 100% of the principal amount of the notes plus accrued and unpaid interest up to, but not including, the date of redemption.

CTS intends to use the net proceeds from the offering to repay debt outstanding, including its industrial revenue bonds with a principal amount of $40 million at a weighted average interest rate of 7.5%, due in 2013, and for general corporate purposes, including future potential acquisitions of businesses, product lines or technologies.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws. Unless so registered, the notes and common stock issuable upon conversion of the notes may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

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Contact:	Vinod M. Khilnani, Sr. Vice President and Chief Financial Officer, or
George T. Newhart, Vice President Investor Relations
CTS Corporation, 905 West Boulevard North, Elkhart, IN 46514
Telephone (574) 293-7511 FAX (574) 293-0251
www.ctscorp.com